Exhibit 99(n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated October 25, 2011 with respect to the Statement of Assets and Liabilities of The Cushing Royalty & Income Fund as of September 26, 2011, included in Pre-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-175925) which is incorporated herein by reference. We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information and in sections 1(a)(xiv), 7(h), and 7(i) of the Form of Underwriting Agreement included as Exhibit .99(H) in such Registration Statement (Form N-2 No. 333-175925) which is incorporated herein by reference.

/s/ ERNST & YOUNG LLP
Dallas, Texas
February 20, 2012